Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2015, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 24, for which the date is April 29, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, included in Bank of America Corporation’s Current Report on Form 8-K filed on April 29, 2015.

/s/ PricewaterhouseCoopers LLP
Charlotte, NC
May 26, 2015